Bond Labs Generates Significant Growth for Month and Quarter

Monthly and Quarterly Revenues Again Show Increases over Prior Year Periods

OMAHA, Neb.—April 4, 2011(BUSINESS WIRE)-- Bond Laboratories, Inc. (OTCBB:BNLB) (Bond Labs), a national provider of innovative and proprietary nutritional supplements for health conscious consumers, again announced continued significant growth in revenue from continuing operations for its NDS Nutrition™ (NDS) division with increases for both the month and quarter ended March 31 2011. Preliminary NDS revenue for March increased nearly 47%, from $757,143 to approximately $1,111,550, over the same month in 2010. NDS expects total revenue of approximately $2.9 million for the three months ended March 31, 2011, a greater than 41% increase over revenue of $2,045,802 for the comparable prior year period.

“We are thrilled to again be able to report record revenues for March as well as for the first quarter of 2011, ” stated Bond Laboratories CEO, John S. Wilson. “The Company’s success in increasing distribution outlets for NDS Nutrition products while simultaneously reducing overall operating costs continues to positively impact sales growth and profitability.”

Management believes that substantial growth opportunities exist to increase revenue with GNC, since the Company is currently only selling to approximately 600 franchise locations out of more than 900 total locations in the United States, and only a handful of the more than 1,600 international franchised stores. In addition to the above, GNC operates another 4,600 corporately managed stores domestically. Expanded distribution capabilities through GNC’s centralized warehousing system for franchisees, combined with aggressive management initiatives designed and targeted to re-align and dramatically improve the effectiveness and efficiency of the Company’s sales organization, should allow Bond to continue to achieve the successes it has begun to recently enjoy. Based on historical and projected operating results in each of its divisions, management has focused its efforts and working capital on the NDS product line, with the goal of becoming the premier nutritional supplement supplier in the country.

“Revenue growth continues to be driven by our intensely brand-loyal customers and the new additions to NDS’ existing product lines. It is also largely due to an increase in the number of franchised locations of the nation’s leading nutritional supplement retailer now carrying NDS products. In the last fifteen months alone we have added more than 250 new locations and introduced nine new products,” concluded Mr. Wilson.

About Bond Labs

Bond Laboratories is a manufacturer of innovative nutritional supplements and beverages. The Company produces and markets products through its NDS Nutrition and Fusion Premium Beverages divisions. NDS’ products number over 60 brands of energy, sports, and dietary supplements. These products are sold directly through specialty health and nutrition retailers, including top-selling products at GNC® franchises. Fusion Premium Beverages manufactures functional beverages, including the hangover prevention drink Resurrection™. Bond Labs is headquartered in Omaha, Nebraska. For more information, please visit .

Safe Harbor

Statements about the Company’s future expectations and all other statements in this press release other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. The above information contains information relating to the Company that is based on the beliefs of the Company and/or its management as well as assumptions made by and information currently available to the Company or its management. The company does not undertake any responsibility to update the forward-looking statements contained in this release.

Contact

Surety Financial Group, LLC

410-833-0078

Source: Bond Laboratories, Inc.